Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Massimo Group

We consent to the incorporation by reference in the Registration Statement of Massimo Group and its subsidiaries (collectively the “Company”) of our report dated on April 15, 2024, with respect to our audits of the consolidated financial statements of Massimo Group as of and for the years ended December 31, 2023 and 2022, which are incorporated in this Annual Report on Form 10-K of Massimo Group for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

April 15, 2024